                                                                  EXHIBIT 99.B

                                                                  EXECUTION COPY

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                          AGREEMENT AND PLAN OF MERGER
                                  BY AND AMONG
                        SPS INTERNATIONAL HOLDINGS, INC.
                             SPS ACQUISITION, INC.
                                      AND
                                   CPI CORP.
                           Dated as of June 15, 1999

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                                                               PAGE
                                                                                                               ----
                                                     ARTICLE I

THE MERGER AND RELATED MATTERS..............................................................................    A-1
     1.01    The Merger.....................................................................................    A-1
     1.02    Effective Time; Closing........................................................................    A-1
     1.03    Effect of Merger...............................................................................    A-1
     1.04    Conversion of Stock............................................................................    A-1
     1.05    Dissenting Stock...............................................................................    A-2
     1.06    Surrender of Certificates......................................................................    A-2
     1.07    Payment........................................................................................    A-3
     1.08    No Further Rights of Transfers.................................................................    A-3
     1.09    Stock Option and Other Plans...................................................................    A-3
     1.10    Certificate of Incorporation of the Surviving Corporation......................................    A-4
     1.11    By-Laws of the Surviving Corporation...........................................................    A-4
     1.12    Directors and Officers of the Surviving Corporation............................................    A-4

                                                    ARTICLE II

REPRESENTATIONS AND WARRANTIES..............................................................................    A-4
     2.01    Representations and Warranties of the Company..................................................    A-4
             (a)   Due Organization, Good Standing and Corporate Power......................................    A-4
             (b)   Authorization and Validity of Agreement..................................................    A-4
             (c)   Capitalization...........................................................................    A-5
             (d)   Consents and Approvals; No Violations....................................................    A-6
             (e)   Company Reports and Financial Statements.................................................    A-6
             (f)   Absence of Certain Changes...............................................................    A-7
             (g)   Title to Properties; Encumbrances........................................................    A-7
             (h)   Compliance with Laws.....................................................................    A-7
             (i)   Litigation...............................................................................    A-8
             (j)   Employee Benefit Plans...................................................................    A-8
             (k)   Taxes....................................................................................    A-9
             (l)   Liabilities..............................................................................   A-10
             (m)   Intellectual Properties..................................................................   A-10
             (n)   Material Contracts.......................................................................   A-10
             (o)   Proxy Statement; Schedule 13E-3..........................................................   A-11
             (p)   Broker's or Finder's Fee.................................................................   A-12
             (q)   Environmental Laws and Regulations.......................................................   A-12
             (r)   State Takeover Statutes; Charter Provisions..............................................   A-13
             (s)   Opinion of Financial Advisor.............................................................   A-13
             (t)   Labor Matters............................................................................   A-13
             (u)   Year 2000................................................................................   A-14
     2.02    Representations and Warranties of Parent and Sub...............................................   A-14
             (a)   Due Organization; Good Standing and Corporate Power......................................   A-14
             (b)   Authorization and Validity of Agreement..................................................   A-14
             (c)   Consents and Approvals; No Violations....................................................   A-14
             (d)   Broker's or Finder's Fee.................................................................   A-15
             (e)   Financing................................................................................   A-15
             (f)   Proxy Statement; Schedule 13E-3..........................................................   A-15

                                                                                                               PAGE
                                                                                                               ----
                                                    ARTICLE III

TRANSACTIONS PRIOR TO EFFECTIVE DATE........................................................................   A-15
     3.01    Access to Information Concerning Properties and Records........................................   A-15
     3.02    Confidentiality................................................................................   A-15
     3.03    Conduct of the Business of the Company Pending the Closing Date................................   A-15
     3.04    Proxy Statement; Schedule 13E-3................................................................   A-17
     3.05    Stockholder Approval...........................................................................   A-17
     3.06    Reasonable Best Efforts........................................................................   A-18
     3.07    No Solicitation of Other Offers................................................................   A-18
     3.08    Notification of Certain Matters................................................................   A-19
     3.09    HSR Act........................................................................................   A-19
     3.10    Employee Benefits..............................................................................   A-19
     3.11    Directors' and Officers' Insurance; Indemnification............................................   A-20
     3.12    Indebtedness of the Company....................................................................   A-21
     3.13    Guaranty of Performance........................................................................   A-21
     3.14    Financing......................................................................................   A-21

                                                    ARTICLE IV

CONDITIONS PRECEDENT TO MERGER..............................................................................   A-21
     4.01    Conditions Precedent to Obligations of Parent, Sub and the Company.............................   A-21
             (a)   Approval of Company's Stockholders.......................................................   A-21
             (b)   HSR Act..................................................................................   A-22
             (c)   Injunction...............................................................................   A-22
             (d)   Statutes.................................................................................   A-22
     4.02    Conditions to Obligations of Parent and Sub....................................................   A-22
     4.03    Condition to Obligation of the Company.........................................................   A-23

                                                     ARTICLE V

TERMINATION AND ABANDONMENT.................................................................................   A-23
     5.01    Termination....................................................................................   A-23
     5.02    Effect of Termination..........................................................................   A-24

                                                    ARTICLE VI

MISCELLANEOUS...............................................................................................   A-24
     6.01    Fees and Expenses..............................................................................   A-24
     6.02    Representations and Warranties.................................................................   A-25
     6.03    Extension; Waiver..............................................................................   A-25
     6.04    Public Announcements...........................................................................   A-25
     6.05    Charitable Contributions.......................................................................   A-25
     6.06    Notices........................................................................................   A-25
     6.07    Entire Agreement...............................................................................   A-26
     6.08    Binding Effect; Benefit; Assignment............................................................   A-26
     6.09    Amendment and Modification.....................................................................   A-26
     6.10    Further Actions................................................................................   A-26
     6.11    Headings.......................................................................................   A-26
     6.12    Counterparts...................................................................................   A-26
     6.13    Applicable Law.................................................................................   A-26
     6.14    Severability...................................................................................   A-26
     6.15    Certain Definitions............................................................................   A-26
     6.16    Transfer Taxes.................................................................................   A-27

                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER, dated as of June 15, 1999 (this "AGREEMENT"), by and among SPS International Holdings, Inc., a Delaware corporation ("PARENT"), SPS Acquisition, Inc., a Delaware corporation and a direct wholly-owned subsidiary of Parent ("SUB"), and CPI Corp., a Delaware corporation (the "COMPANY").

     WHEREAS, the respective Boards of Directors of Parent, Sub and the Company have approved the acquisition of the Company by Parent;

     WHEREAS, the respective Boards of Directors of Parent, Sub and the Company, have approved, and have determined advisable, the merger of Sub into the Company, with the Company being the surviving corporation (the "MERGER"), pursuant to and subject to the terms and conditions of this Agreement;

     WHEREAS, the directors of the Company have unanimously determined (i) that the Merger is fair to, and in the best interests of, the holders of common stock, par value $0.40 per share, of the Company (the "Common Stock"), (ii) to approve the Merger and (iii) to recommend the approval and adoption of this Agreement by the stockholders of the Company;

     WHEREAS, certain employees of the Company and Parent are simultaneously entering into the subscription agreements (the "Subscription Agreements") providing for, among other things, equity investments by such employees in Parent;

     NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements herein contained, the parties hereto agree as follows:

                                   ARTICLE I
                         THE MERGER AND RELATED MATTERS

     1.01 The Merger. (a) On the terms and subject to the conditions of this Agreement and in accordance with the applicable provisions of the General Corporation Law of the State of Delaware (the "DGCL"), at the Effective Time (as defined below), Sub shall be merged with and into the Company and the separate corporate existence of Sub shall cease, and the Company shall continue as the surviving corporation under the laws of the State of Delaware under the name of CPI Corp.(the "SURVIVING CORPORATION").

     1.02 Effective Time; Closing. (a) On the Closing Date (as defined below), the Company shall execute, in the manner required by the DGCL, and deliver to the Secretary of State of the State of Delaware a duly executed and verified certificate of merger, and the parties shall take such other and further actions as may be required by law to make the Merger effective. The certificate of merger shall provide that the Merger becomes effective upon the filing of such certificate of merger. The time the Merger becomes effective in accordance with applicable law is referred to as the "EFFECTIVE TIME."

     (b) The closing of the Merger (the "CLOSING") shall take place at the offices of White & Case LLP, 1155 Avenue of the Americas, New York, New York as soon as practicable after the last of the conditions set forth in Article IV hereof is fulfilled or waived (subject to applicable law) but in no event later than the earlier of the fifth business day thereafter, or at such other time and place and on such other date as Parent and Company shall mutually agree (the "CLOSING DATE").

     1.03 Effect of Merger. From and after the Effective Time, the Merger shall have the effects set forth in Section 259 of the DGCL.

     1.04 Conversion of Stock.  At the Effective Time:

          (a) Each share of Common Stock then issued and outstanding (other than (i) any shares of Common Stock which are held by any Subsidiary of the Company or in the treasury of the Company, or which are held, directly or indirectly, by Parent or any direct or indirect subsidiary of Parent (including Sub), all of which shall be canceled and none of which shall receive any payment with respect thereto and (ii) shares of Common Stock held by Dissenting Stockholders (as defined in Section 1.05 hereof)) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and represent the right to receive an amount in cash equal to $37.00 (the "MERGER CONSIDERATION"); and

          (b) Each share of common stock, par value $0.01 per share, of Sub then issued and outstanding shall, by virtue of the Merger and without any action on the part of the holder thereof, become one fully paid and nonassessable share of common stock, $0.40 par value, of the Surviving Corporation.

     1.05 Dissenting Stock. Notwithstanding anything in this Agreement to the contrary but only to the extent required by the DGCL, shares of Common Stock that are issued and outstanding immediately prior to the Effective Time and are held by holders of Common Stock who comply with all the provisions of the DGCL concerning the right of holders of Common Stock to dissent from the Merger and require appraisal of their shares of Common Stock ("DISSENTING STOCKHOLDERS") shall not be converted into the right to receive the Merger Consideration but shall become the right to receive such consideration as may be determined to be due such Dissenting Stockholder pursuant to the DGCL; provided, however, that
(i) if any Dissenting Stockholder shall subsequently deliver a written withdrawal of his or her demand for appraisal (with the written approval of the Surviving Corporation, if such withdrawal is not tendered within 60 days after the Effective Time), (ii) if any Dissenting Stockholder fails to establish and perfect or otherwise loses his or her entitlement to appraisal rights as provided by applicable law or (iii) if within 120 days of the Effective Time neither any Dissenting Stockholder nor the Surviving Corporation has filed a petition demanding a determination of the value of the shares of Common Stock outstanding at the Effective Time and held by Dissenting Stockholders, in accordance with applicable law, then such Dissenting Stockholder or Stockholders, as the case may be, shall forfeit the right to appraisal of such shares and such shares shall thereupon be deemed to have been converted into the right to receive, as of the Effective Time, the Merger Consideration, without interest. The Company shall give Parent and Sub (A) prompt notice of any written demands for appraisal, withdrawals of demands for appraisal and any other related instruments received by the Company, and (B) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal. The Company will not voluntarily make any payment with respect to any demands for appraisal and will not, except with the prior written consent of Parent, settle or offer to settle any demand.

     1.06 Surrender of Certificates. (a) Concurrently with or prior to the Effective Time, Parent shall designate a bank or trust company located in the United States and reasonably acceptable to the Company to act as paying agent (the "PAYING AGENT") for purposes of making the cash payments contemplated hereby. As soon as practicable after the Effective Time, Parent shall cause the Paying Agent to mail and/or make available to each holder of a certificate theretofore evidencing shares of Common Stock (other than those which are held by any Subsidiary of the Company or in the treasury of the Company or which are held directly or indirectly by Parent or any direct or indirect subsidiary of Parent (including Sub)) a notice and letter of transmittal advising such holder of the effectiveness of the Merger and the procedure for surrendering to the Paying Agent such certificate or certificates which immediately prior to the Effective Time represented outstanding Common Stock (the "CERTIFICATES") in exchange for the Merger Consideration deliverable in respect thereof pursuant to this Article I. Upon the surrender for cancellation to the Paying Agent of such Certificates, together with a letter of transmittal, duly executed and completed in accordance with the instructions thereon, and any other items specified by the letter of transmittal, the Paying Agent shall promptly pay to the Person (as defined in Section 6.15 hereof) entitled thereto the Merger Consideration deliverable in respect thereof. Until so surrendered, each Certificate shall be deemed, for all corporate purposes, to evidence only the right to receive upon such surrender the Merger Consideration deliverable in respect thereof to which such Person is entitled pursuant to this Article I. No interest shall be paid or accrued in respect of such cash payments.

     (b) If the Merger Consideration (or any portion thereof) is to be delivered to a Person other than the Person in whose name the Certificates surrendered in exchange therefor are registered, it shall be a condition to the payment of the Merger Consideration that the Certificates so surrendered shall be properly endorsed or accompanied by appropriate stock powers and otherwise in proper form for transfer, that such transfer otherwise be proper and that the Person requesting such transfer pay to the Paying Agent any transfer or other taxes payable by reason of the foregoing or establish to the satisfaction of the Paying Agent that such taxes have been paid or are not required to be paid.

     (c) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof as determined in accordance with this Article I; provided that, the Person to whom the Merger Consideration is paid shall, as a condition precedent to the payment thereof, give the Surviving Corporation a bond in such sum as it may direct or otherwise indemnify the Surviving Corporation in a manner satisfactory to it against any claim that may be made against the Surviving Corporation with respect to the Certificate claimed to have been lost, stolen or destroyed.

     1.07 Payment. Concurrently with or immediately prior to the Effective Time, Parent or Sub shall deposit in trust with the Paying Agent cash in United States dollars in an aggregate amount equal to the product of (i) the number of shares of Common Stock outstanding immediately prior to the Effective Time (other than shares of Common Stock which are held by any Subsidiary of the Company or in the treasury of the Company or which are held directly or indirectly by Parent or any direct or indirect subsidiary of Parent (including
Sub) or a Person known at the time of such deposit to be a Dissenting Stockholder) and (ii) the Merger Consideration (such amount being hereinafter referred to as the "PAYMENT FUND"). The Payment Fund shall be invested by the Paying Agent as directed by Parent in direct obligations of the United States, obligations for which the full faith and credit of the United States is pledged to provide for the payment of principal and interest, commercial paper rated at least "P-1" by Moody's Investors Services, Inc. or "A-1" Standard & Poor's Ratings Group or time deposits, certificates of deposit, bank repurchase agreements or bankers' acceptances of a commercial bank having at least $1,000,000,000 in assets (collectively, "PERMITTED INVESTMENTS") or in money market funds which are invested in Permitted Investments, and any net earnings with respect thereto shall be paid to Parent as and when requested by Parent. The Paying Agent shall, pursuant to irrevocable instructions, make the payments referred to in Section 1.02(a) hereof out of the Payment Fund. The Payment Fund shall not be used for any other purpose except as otherwise agreed to by Parent. Promptly following the date which is six months after the Effective Time, the Paying Agent shall return to the Surviving Corporation all cash, certificates and other instruments in its possession that constitute any portion of the Payment Fund, and the Paying Agent's duties shall terminate. Thereafter, each holder of a Certificate may surrender such Certificate to the Surviving Corporation and (subject to applicable abandoned property, escheat and similar laws) receive in exchange therefor the Merger Consideration, without interest, but shall have no greater rights against the Surviving Corporation or Parent than may be accorded to general creditors of the Surviving Corporation or Parent under applicable law. Notwithstanding the foregoing, neither the Paying Agent nor any party hereto shall be liable to a holder of shares of Common Stock for any Merger Consideration delivered to a public official pursuant to applicable abandoned property, escheat and similar laws.

     1.08 No Further Rights of Transfers. At and after the Effective Time, each holder of a Certificate shall cease to have any rights as a stockholder of the Company, except for, in the case of a holder of a Certificate (other than shares to be canceled pursuant to Section 1.04(a) hereof and other than shares held by Dissenting Stockholders), the right to surrender his or her Certificate in exchange for payment of the Merger Consideration or, in the case of a Dissenting Stockholder, to perfect his or her right to receive payment for his or her shares pursuant to the DGCL and Section 1.05 if such holder has validly perfected and not withdrawn his or her right to receive payment for his or her shares, and no transfer of shares of Common Stock shall be made on the stock transfer books of the Surviving Corporation. Certificates presented to the Surviving Corporation after the Effective Time shall be canceled and exchanged for cash as provided in this Article I. At the close of business on the day of the Effective Time the stock ledger of the Company with respect to Common Stock shall be closed.

     1.09 Stock Option and Other Plans. Prior to the Effective Time, the Board of Directors of the Company (or, if appropriate, any committee thereof) shall adopt appropriate resolutions and use its reasonable best efforts to take all other actions necessary to provide for the cancellation, effective at the Effective Time of all the outstanding stock options to purchase Common Stock (the "OPTIONS") heretofore granted under any stock option plan or agreement of the Company (the "STOCK PLANS"). Immediately prior to the Effective Time, the Company shall use its reasonable best efforts to ensure that (i) each such Option, whether or not then vested or exercisable, shall no longer be exercisable for the purchase of shares of Common Stock but shall entitle each holder thereof, in cancellation and settlement therefor, to payments in cash (subject to any applicable withholding taxes, the "CASH PAYMENT"), at the Effective Time, equal to the product of (x) the total number of shares of Common Stock subject to such Option as to which such Option could have been exercisable and (y) the excess, if any, of the Merger Consideration over the exercise price per share of Common Stock subject to such Option, each such Cash Payment to be paid to each holder of an outstanding Option at the Effective Time and
(ii) each share of Common Stock previously issued in the form of grants of restricted stock or grants of contingent or bonus shares shall fully vest and be paid in accordance with their respective terms. As provided herein, the Company shall use its reasonable best efforts to ensure that the Stock Plans shall terminate as of the Effective Time and the provisions of any Employee Benefit Plan (as defined in Section 2.01(j)) providing for the issuance or grant of shares of the capital stock of the Company shall be deleted as of the Effective Time. The Company will take all reasonable steps to ensure that neither the Company nor any of its Subsidiaries is or will be bound by any Options, other options, warrants, rights or agreements which would entitle any Person, other than Parent or its affiliates, to own any capital stock of the Surviving Corporation or any of its Subsidiaries. The Company will use its reasonable best efforts to obtain any necessary consents to ensure that after the Effective Time, the only rights of the holders of Options to purchase shares of Common Stock in respect of such Options will be to receive the Cash Payment in cancellation and settlement thereof. Notwithstanding the foregoing, Parent and any employee of the Company may agree in writing that all or a portion of the Options held by such employee will, in lieu of being canceled in consideration for the Cash Payment pursuant to this Section 1.09, be rolled over into options to acquire shares of Parent common stock in a manner which complies with the requirements of Section 424 of the Code. In such event, the Company shall not make any Cash Payment in respect of any such rolled-over Options.

     1.10 Certificate of Incorporation of the Surviving Corporation. The Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation.

     1.11 By-Laws of the Surviving Corporation. The By-Laws of the Company, as in effect immediately prior to the Effective Time, shall be the By-Laws of the Surviving Corporation.

     1.12 Directors and Officers of the Surviving Corporation. At the Effective Time, the directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, each of such directors to hold office, subject to the applicable provisions of the Certificate of Incorporation and By-Laws of the Surviving Corporation, until the next annual stockholders' meeting of the Surviving Corporation and until their respective successors shall be duly elected or appointed and qualified. At the Effective Time, the officers of the Company immediately prior to the Effective Time shall, subject to the applicable provisions of the Certificate of Incorporation and By-Laws of the Surviving Corporation, be the officers of the Surviving Corporation until their respective successors shall be duly elected or appointed and qualified.

                                   ARTICLE II
                         REPRESENTATIONS AND WARRANTIES

     2.01 Representations and Warranties of the Company. The Company hereby represents and warrants to Parent and Sub as follows:

          (a) Due Organization, Good Standing and Corporate Power. Each of the Company and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and each such corporation has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Except as set forth in
     Section 2.01(a) of the Company's disclosure letter (the "COMPANY DISCLOSURE LETTER") delivered concurrently with the delivery of this Agreement, each of the Company and its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where such failure to be so qualified or licensed and in good standing would not have a material adverse effect on the business, properties, operations, results of operations or condition (financial or otherwise) of the Company and its Subsidiaries taken as a whole (a "MATERIAL ADVERSE EFFECT").

          (b) Authorization and Validity of Agreement. The Company has the corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company, and the consummation by it of the transactions contemplated hereby, have been duly authorized and unanimously approved by its Board of Directors and no other corporate action on the part of the Company is necessary to authorize the execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby (other than the approval of this Agreement by the holders of a majority of the outstanding shares of Common Stock entitled to vote). This Agreement has been duly executed and delivered by the Company and is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors' rights generally and by general equitable principles.

          (c) Capitalization. (i) The authorized capital stock of the Company consists of 50,000,000 shares of Common Stock and 1,000,000 shares of preferred stock. As of June 11, 1999, (1) 17,783,061 shares of Common Stock were issued of which 9,918,800 were outstanding, (2) 1,401,987 shares of Common Stock were reserved for issuance pursuant to outstanding Options granted under the Stock Plans, (3) 7,864,261 shares of Common Stock were held in the Company's treasury and (4) no shares of preferred stock were issued and outstanding. All issued and outstanding shares of Common Stock have been duly authorized, validly issued and are fully paid and nonassessable and are not subject to, nor were they issued in violation of any preemptive rights. Except as set forth in the second sentence of this
     Section 2.01(c)(i) or, in Section 2.01(c) of the Company Disclosure Letter,
     (i) there are no shares of capital stock of the Company authorized or, as of June 11, 1999, issued, reserved for issuance or outstanding and
     (ii) there are not as of the date hereof, and at the Closing Date, except as permitted by Section 3.03 hereof, there will not be, any outstanding or authorized options, warrants, rights, subscriptions, claims of any character, agreements, rights of redemption, convertible or exchangeable securities, or other commitments, contingent or otherwise, relating to Common Stock or any other shares of capital stock of the Company, pursuant to which the Company is or may become obligated to issue shares of Common Stock, any other shares of its capital stock or any securities convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of the capital stock of the Company. Section 2.01(c) of the Company Disclosure Letter sets forth a true and correct list of the Options outstanding as of June 11, 1999 and the exercise prices thereof and since June 11, 1999 the Company has not issued any Options. There are not any bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote ("VOTING COMPANY DEBT"). As of the date hereof except as set forth in
     Section 2.01(c) of the Company Disclosure Letter, and except for Options which may have been exercised since June 11, 1999, there are not any options, warrants, rights, convertible or exchangeable securities, "phantom" stock rights, stock appreciation rights, stock-based performance units, commitments, contracts, arrangements or undertakings of any kind to which the Company or any Subsidiary is a party or by which any of them is bound that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of Common Stock. There are not any (i) outstanding contractual obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any Subsidiary, (ii) voting trusts or other agreements or understandings to which the Company or any of the Subsidiaries is a party with respect to the voting or transfer of capital stock of the Company or any of the Subsidiaries. None of the outstanding shares of Common Stock are subject to, nor were they issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right.

          (ii) Section 2.01(c)(ii) of the Company Disclosure Letter lists all of the Company's Subsidiaries. All of the outstanding shares of capital stock of each of the Company's Subsidiaries have been duly authorized and validly issued, are fully paid and nonassessable, are not subject to, nor were they issued in violation of, any preemptive rights, and are owned, of record and beneficially, by the Company or one of its direct or indirect Subsidiaries, free and clear of all liens, encumbrances, options or claims whatsoever except as set forth in Section 2.01(c)(ii) of the Company Disclosure Letter. No shares of capital stock of any of the Company's Subsidiaries are reserved for issuance and there are no outstanding or authorized options, warrants, rights, subscriptions, claims of any character, agreements, obligations, rights of redemption, convertible or exchangeable securities, or other commitments, contingent or otherwise, relating to the capital stock of any Subsidiary, pursuant to which such Subsidiary is or may become obligated to issue any shares of capital stock of such Subsidiary or any securities convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of such Subsidiary. Other than as set forth in
     Section 2.01(c)(ii) of the Company Disclosure Letter, there are no restrictions of any kind which prevent the payment of dividends by any of the

     Company's Subsidiaries. Except for the Subsidiaries listed in Section 2.01(c)(ii) of the Company Disclosure Letter, the Company does not own, directly or indirectly, any capital stock or other equity interest in any Person or have any direct or indirect equity or ownership interest in any Person and neither the Company nor any of its Subsidiaries is subject to any obligation or requirement to provide funds for or to make any investment (in the form of a loan or capital contribution) to or in any Person.

          (d) Consents and Approvals; No Violations. Assuming (i) the filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), are made and any applicable waiting period thereunder has been terminated or has expired, (ii) the requirements of the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT") relating to the Proxy Statement (as defined below) and the Schedule 13E-3 (as defined below) are met, (iii) the filing of the Certificate of Merger and other appropriate merger documents, if any, as required by the DGCL are made and (iv) approval of the Merger by holders of a majority of the outstanding shares of Common Stock entitled to vote is received, the execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby will not: (1) violate any provision of the Certificate of Incorporation or By-Laws of the Company or the comparable governing documents of any of its Subsidiaries, in each case, as amended; (2) violate any statute, ordinance, rule, regulation, order or decree of any court or of any governmental or regulatory body, agency or authority applicable to the Company or any of its Subsidiaries or by which any of their respective properties or assets may be bound; (3) require any filing with, or permit, consent or approval of, or the giving of any notice to, any governmental or regulatory body, agency or authority; or (4) and except as set forth in Section 2.01(d) of the Company Disclosure Letter, result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, payment or acceleration) under, or result in the creation of any lien, mortgage, pledge, security interest, charge or encumbrance, easement, right-of-way, sublease or similar restriction (each an "ENCUMBRANCE") upon any of the properties or assets of the Company or any of its Subsidiaries under, or give rise to, any penalty, acceleration or rights to early termination under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, franchise, permit, agreement, lease, franchise agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party, or by which it or any of their respective properties or assets are bound except, in the case of clauses
     (2), (3) and (4) above, for any such filing, permit, consent, approval, the failure to obtain or make which, and except for any breach, violation, Encumbrance, penalty, acceleration or early termination which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or would not prevent consummation of the transactions contemplated by this Agreement. The only vote of holders of any class or series of any capital stock of the Company necessary to approve and adopt this Agreement and the Merger is the approval and adoption of this Agreement by the holders of a majority of the outstanding shares of Common Stock (the "STOCKHOLDER APPROVAL").

          (e) Company Reports and Financial Statements. (i) Since February 4, 1996 the Company has filed all forms, reports and documents with the Commission required to be filed by it pursuant to the federal securities laws and the Commission rules and regulations thereunder, and all forms, reports and documents filed with the Commission by the Company have complied in all material respects with all applicable requirements of the federal securities laws and the Commission rules and regulations promulgated thereunder. The Company has, prior to the date of this Agreement, made available to Parent true and complete copies of all forms, reports, registration statements and other filings filed by the Company with the Commission between February 4, 1996 and the date hereof (such forms, reports, registration statements and other filings, together with any exhibits, any amendments thereto and information incorporated by reference therein, are sometimes collectively referred to as the "COMMISSION FILINGS"). Except to the extent amended or superseded by a subsequent filing with the Commission made prior to the date hereof, as of their respective dates, the Commission Filings did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of the Company included in the Commission Filings comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the Commission with respect thereto, have been prepared in accordance with generally-accepted accounting principles ("GAAP") (except, in the case of unaudited statements, as permitted by Form 10-Q of the Commission) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

          (f) Absence of Certain Changes. Except as previously disclosed in the Commission Filings, as set forth in Section 2.01(f) of the Company Disclosure Letter or as otherwise contemplated by this Agreement, since February 6, 1999 (i) none of the Company nor any of its Subsidiaries has experienced or been affected by any event, change, effect or development that individually or in the aggregate has had or would reasonably be expected to have a Material Adverse Effect, other than any event, change, effect or development arising out of changes in general economic, regulatory or political conditions, and (ii) the businesses of the Company and each of its Subsidiaries have been conducted only in the ordinary course.

          (g) Title to Properties; Encumbrances. (i) The Company and each of its Subsidiaries has good, and in the case of owned real property, marketable fee, title to (A) all of its material tangible properties and assets including, without limitation, all such properties and assets reflected in the consolidated balance sheet as of February 6, 1999 except as indicated in the notes thereto and except for properties and assets reflected in the consolidated balance sheet as of February 6, 1999 which have been sold or otherwise disposed of in the ordinary course of business after such date, and (B) all the material tangible properties and assets purchased by the Company or any of its Subsidiaries since February 6, 1999 except for such properties and assets which have been sold or otherwise disposed of in the ordinary course of business; in each case subject to no Encumbrance, except for (1) Encumbrances reflected in the consolidated balance sheet as of February 6, 1999 (including the notes thereto),
     (2) Encumbrances consisting of zoning or planning restrictions, easements, permits and other restrictions or limitations on the use of real property or irregularities in title thereto which do not materially detract from the value of, or materially impair the use of, such property by the Company or any of its Subsidiaries in the operation of its respective business,
     (3) statutory liens or liens of landlords, carriers, warehousemen, mechanics, suppliers, materialmen or repairmen arising in the ordinary course of business, (4) Encumbrances for current taxes, assessments or governmental charges or levies on property not yet due and delinquent and
     (5) such Encumbrances as individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect (such Encumbrances, "PERMITTED ENCUMBRANCES").

          (ii) Section 2.01(g) of the Company Disclosure Letter contains a list of all of the real property and interests in real property owned by the Company or any of its Subsidiaries and all material leases of real property to which the Company or any Subsidiary is a party or by which any of them holds a leasehold interest (collectively, the "REAL PROPERTY"). Except as set forth in Section 2.01(g) of the Company Disclosure Letter or as disclosed in the Commission Filings, (1) each Real Property lease to which the Company or its Subsidiary is a party is in full force and effect in accordance with its terms, (2) all rents and additional rents due to date from the Company or a Subsidiary on each such lease have been paid,
     (3) neither the Company nor any Subsidiary has received written notice that it is in default thereunder, and (4) there exists no default by the Company or any Subsidiary under such lease, except to the extent that such failure to be in full force and effect, pay such rents or such defaults has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. There are no material leases, subleases, licenses, concessions or any other agreements or commitments granting to any Person or entity other than the Company or a Subsidiary any right to possession, use, occupancy or enjoyment of any of the Real Property or any portion thereof. None of the Company nor any of its Subsidiaries is obligated under or bound by any option, right of first refusal, purchase contract, or other agreement or commitment to sell or otherwise dispose of any material Real Property or any other material interest in any Real Property.

          (h) Compliance with Laws. Except as set forth in the Commission Filings or as set forth in Section 2.01(h) of the Company Disclosure Letter, the Company and its Subsidiaries are in compliance with all applicable laws, regulations, orders, judgments and decrees (other than with respect to taxes, Environmental Laws, employee benefits and federal securities laws, which are the subject of specific representations contained in this Agreement) except where the failure to so comply would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or would not prevent or materially delay consummation of the transactions contemplated by this Agreement. Except as set forth in the Commission Filings or in
     Section 2.01(h) or (i) of the Company Disclosure Letter, none of the Company or any Subsidiary has received any written communication during the past two years from a governmental entity that alleges that the Company or any Subsidiary is not in compliance with any applicable law, regulation, order, judgment or decree, except for any such non-compliances which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

          (i) Litigation. Except as disclosed in the Commission Filings or as set forth in Section 2.01(i) of the Company Disclosure Letter, there is no action, suit, proceeding at law or in equity, or any arbitration or any administrative or other proceeding by or before (or to the knowledge of the Company any investigation by) any governmental or other instrumentality or agency, pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries, or any of their properties or rights which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect or would reasonably be expected to prevent or materially delay consummation of the transactions contemplated by this Agreement. Except as disclosed in the Commission Filings or as set forth in Section 2.01(i) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is subject to any judgment, order or decree entered in any action, suit, proceeding at law or in equity, or any arbitration or any administrative or other proceeding which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect or would reasonably be expected to prevent or materially delay consummation of the transactions contemplated by this Agreement.

          (j) Employee Benefit Plans. (i) Each employee benefit plan within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), written or oral, formal or informal, and each stock purchase, stock option, severance, employment, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA, under which any employee or former employee of the Company or its Subsidiaries has any present or future right to benefits and maintained by the Company and/or any of its Subsidiaries or to which the Company or any such Subsidiary contributes (collectively, the "EMPLOYEE BENEFIT PLANS") is listed in Section 2.01(j) of the Company Disclosure Letter. Except as set forth in Section 2.01(j) of the Company Disclosure Letter or disclosed in the Commission Filings, or to the extent that any breach of the representations set forth in this Section 2.01(j), individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect: (i) each Employee Benefit Plan is in compliance with applicable law and has been administered and operated in all respects in accordance with its terms; (ii) each Employee Benefit Plan which is intended to be "qualified" within the meaning of Section 401(a) of the Internal Revenue Code of 1986, as amended (the "CODE"), has received a favorable determination letter from the Internal Revenue Service and, to the knowledge of the Company, no event has occurred and no condition exists which would adversely affect such qualified status; (iii) the actuarial present value of the accumulated plan benefits (whether or not vested) under any employee benefit plan covered by Title IV of ERISA did not exceed the fair value of the assets allocable thereto, as determined by such plan's actuary in such plan's most recent actuarial valuation; (iv) no employee benefit plan that is maintained or contributed to by the Company, any of its Subsidiaries or any person that, together with the Company or any such Subsidiary, would be treated as a single employer under
     Section 414 of the Code (each, a "Control Group Plan") covered by Title IV of ERISA has been terminated and no proceedings have been instituted to terminate or appoint a trustee under Title IV of ERISA to administer any such plan; (v) no "reportable event" (as defined in Section 4043 of ERISA) has occurred with respect to any Control Group Plan covered by Title IV of ERISA (other than any such event related to the transactions contemplated by this Agreement); (vi) no Control Group Plan subject to Section 412 of the Code or Section 302 of ERISA has incurred any accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA, or obtained a waiver of any minimum funding standard or an extension of any amortization period under Section 412 of the Code or Section 303 or 304 of ERISA; (vii) neither the Company nor any of its Subsidiaries, nor, to the Company's knowledge, any other "disqualified person" or "party in interest" (as defined in Section 4975(e)(2) of the Code and Section 3(14) of ERISA, respectively) has engaged in any transactions in connection with any Employee Benefit Plan that would result in the imposition of a penalty pursuant to Section 502(i) of ERISA or a tax pursuant to Section 4975 of the Code; and (viii) no liability, claim, action or litigation, has been made, commenced or, to the Company's knowledge, threatened with respect to any Employee Benefit Plan (other than routine claims for benefits payable in the ordinary course, and appeals of denied such claims).

          (ii) With respect to each Employee Benefit Plan, the Company has delivered or made available to Parent a current, accurate and complete copy (or, to the extent no such copy exists, an accurate description) thereof and, to the extent applicable: (A) any related trust agreement or other funding instrument; (B) the most recent determination letter, if applicable; (C) any summary plan description distributed to plan participants and other written communications and (D) for the two most recent years (1) the Form 5500 and attached schedules filed with the Internal Revenue Service, (2) audited financial statements, (3) actuarial valuation reports and (4) attorney's response to an auditor's request for information.

          (iii) Neither the Company or its Subsidiaries nor any entity that, together with the Company or any of its Subsidiaries, would be treated as a single employer under Section 414 of the Code (an "ERISA AFFILIATE") has engaged in, or is a successor or parent corporation to an entity that has engaged in, a transaction described in Sections 4069 or 4212(c) of ERISA.

          (iv) The Company and its Subsidiaries have not contributed to any "multiemployer plan" (within the meaning of section 3(37) of ERISA) and neither the Company or its Subsidiaries nor any ERISA Affiliate has incurred any withdrawal liability which remains unsatisfied.

          (v) Except as provided in Section 2.01(j) of the Company Disclosure Letter or in documents made available to Parent or its counsel, no Employee Benefit Plan or other plan, policy or agreement of the Company and its Subsidiaries exists that would result in the payment to any present or former employee of the Company or its Subsidiaries of any money or other property or accelerate or provide any other rights or benefits to any present or former employee of the Company or its Subsidiaries as a result of the transactions contemplated by this Agreement, whether or not such payment would constitute an excess parachute payment within the meaning of Code section 280G.

          (k) Taxes. Except to the extent that the failure to do so, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect, the Company has filed or caused to be filed, or will file or cause to be filed on or prior to the Closing Date, all Tax Returns which are required to be filed by, or with respect to, the Company on or prior to the Closing Date (taking into account any extension of time to file granted to or on behalf of the Company). Except as set forth in Section 2.01(k) of the Company Disclosure Letter or disclosed in the Commission Filings, and except to the extent that the failure to do so, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect, all Taxes due and payable by the Company or any of its Subsidiaries on or prior to the Closing Date have been, or prior to the Closing Date will be, paid or fully provided for on the books and records of the Company in accordance with GAAP. Except to the extent that the failure to do so, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect, the Company and its Subsidiaries have made adequate provision (in the reasonable judgment of the management of the Company) for all Taxes payable for any periods that end before the Effective Time for which no Tax Returns have yet been filed and for any periods that begin before the Effective Time and end after the Effective Time to the extent such Taxes are attributable to the portion of any such period ending at the Effective Time. Except as set forth in
     Section 2.01(k) of the Company Disclosure Letter, (a) there are no written waivers in effect of the applicable statutory period of limitation for Taxes of the Company for any taxable period, except for such waivers that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect, (b) no audit, deficiency assessment or proposed adjustment with respect to any liability for Taxes of the Company or any of its Subsidiaries for any taxable period is pending or, to the knowledge of the Company, threatened, except for such audits, deficiency assessments or proposed adjustments that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect, (c) except for claims with respect to Taxes that are not yet due and payable and for claims that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect, no material claim for unpaid Taxes has become a lien against the property of the Company or any of its Subsidiaries,
     (d) neither the Company nor any of its Subsidiaries (i) has been a member of a consolidated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or
     (ii) has
     any liability for the Taxes of any Person (other than the Company and its Subsidiaries), including liability arising from the application of Treasury Regulation Section 1.1502-6 or any analogous provision of state, local or foreign law, or as a transferee or successor, by contract, or otherwise, except to the extent that any such liability, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect and (e) except to the extent the failure to do so, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect, all Taxes required to be withheld, collected or deposited by or with respect to the Company and each of its Subsidiaries have been timely withheld, collected or deposited, as the case may be, and, to the extent required, have been paid to the relevant taxing authority. As used herein, "Taxes" shall mean all taxes of any kind, including those on or measured by or referred to as income, gross receipts, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, value added, property or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any governmental authority, domestic or foreign. As used herein, "TAX RETURN" shall mean any return, report or statement required to be filed with any governmental authority with respect to Taxes.

          (l) Liabilities. Neither the Company nor any of its Subsidiaries has any material claims, liabilities or indebtedness outstanding which would be required to be reflected on a balance sheet prepared in accordance with GAAP except (i) as set forth in the audited consolidated financial statements of the Company for the fiscal year ended February 6, 1999, or referred to in the footnotes to such financial statements, (ii) for liabilities incurred subsequent to February 6, 1999, in the ordinary course of business which individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect or (iii) as otherwise disclosed in the Commission Filings. As of the date hereof, there is no debt outstanding under the Company's Revolving Credit Agreement between the Company, Mercantile Bank and Harris Trust and Savings Bank.

          (m) Intellectual Properties. Except as individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect, as set forth in Section 2.01(m) of the Company Disclosure Letter or as disclosed in the Commission Filings, the Company and its Subsidiaries own or have valid, binding and enforceable rights to use all patents, trademarks, trade names, service marks, service names, copyrights, applications therefor and licenses, trade secrets and other proprietary intellectual property rights, including all technology, know-how, inventions, processes, procedures, data, computer software and other tangible and intangible proprietary information and material or other rights in respect thereof ("INTELLECTUAL PROPERTY") used or held for use in connection with the business of the Company or its Subsidiaries. Neither the Company nor any of its Subsidiaries has received any notice in writing from any other person pertaining to or challenging the right of the Company or any of its Subsidiaries to use any Intellectual Property owned or used or licensed to the Company or its Subsidiaries or challenging the ownership by the Company or any of its Subsidiaries or the validity of any of Intellectual Property owned by the Company or its Subsidiaries, except with respect to rights the loss of which, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

          (n) Material Contracts. Except as set forth in Section 2.01(n) of the Company Disclosure Letter and except as included as an exhibit to the Company's Annual Report on Form 10K (the items set forth in such
     Section 2.01(n) and/or filed as such exhibits are referred to as the "MATERIAL CONTRACTS") for the fiscal year ended February 6, 1999 and all of the exhibits listed and incorporated therein, neither the Company nor any of its Subsidiaries has or is bound by:

             (i) any agreement, contract or commitment that involves the performance of services by it of an amount, payments or value (as measured by the revenue derived therefrom during fiscal year 1998-1999) in excess of $500,000 annually, unless terminable by the Company on not more than 90 days notice,

             (ii) any agreement, indenture or other instrument which contains restrictions with respect to payment of dividends or any other distribution in respect of its capital stock,

             (iii) any agreement, contract or commitment to be performed relating to capital expenditures in excess of $1,000,000 in any calendar year, or in the aggregate require expenditures in excess of $5,000,000,

             (iv) any loan agreement, credit agreement, note, bond, mortgage or other agreement, indenture or instrument relating to indebtedness for borrowed money, the deferred purchase price of property, conditional sale arrangements, capital lease obligations, obligations secured by an Encumbrance, or interest rate or currency hedging activities ("INDEBTEDNESS") (excluding trade payables in the ordinary course of business, intercompany indebtedness and leases for telephones, copy machines, facsimile machines and other office equipment),

             (v) any loan or advance to (other than advances to employees in the ordinary course of business in amounts of $7,500 or less to any individual and $150,000 in the aggregate), or investment in (other than investments in Subsidiaries), any Person, or any agreement, contract or commitment relating to the making of any such loan, advance or investment or any agreement, contract or commitment involving a sharing of profits (except for bonus arrangements with employees entered into in the ordinary course of business consistent with past practice),

             (vi) any guarantee or other contingent liability in respect of any indebtedness (as defined in paragraph (iv) above) of any Person (other than with respect to any indebtedness or obligation of the Company or any Subsidiary),

             (vii) any management service, consulting or any other similar type of contract, involving payments of more than $100,000 annually, unless terminable by the Company on not more than 90 days notice, or

             (viii) any agreement, contract or commitment limiting the ability of the Company or any of its Subsidiaries to engage in any line of business or to compete with any Person.

          Except as otherwise set forth in Section 2.01(n) of the Company Disclosure Letter, each Material Contract is in full force and effect, is a valid and binding obligation of the Company or the Subsidiary party thereto and, to the knowledge of the Company, each other party thereto. Except as otherwise set forth in Section 2.01(n) of the Company Disclosure Letter,
     (A) there exists no default or event of default or event, occurrence, condition or act (including the consummation of the Merger) on the part of the Company or any Subsidiary which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default or event of default under any Material Contract, except for such defaults or events of default which, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect and (B) no approval or consent of, or notice to, any Person is needed in order that each Material Contract or agreement shall continue in full force and effect in accordance with its terms without penalty, acceleration or rights of early termination by reason of the consummation of the transactions contemplated by this Agreement.

          (o) Proxy Statement; Schedule 13E-3. The definitive proxy statement and related materials, if required, to be furnished to the holders of Common Stock in connection with the Merger pursuant to Section 4.04 hereof (the "PROXY STATEMENT") and the Transaction Statement on Schedule 13E-3 to be filed with the Commission (the "SCHEDULE 13E-3") will comply in all material respects with the Exchange Act and the rules and regulations thereunder and any other applicable laws. If at any time prior to the date of the Stockholders' Meeting (as defined below) any event occurs which should be described in an amendment or supplement to the Proxy Statement or the Schedule 13E-3, the Company will file and disseminate, as required, an amendment or supplement which complies in all material respects with the Exchange Act and the rules and regulations thereunder and any other applicable laws. Prior to its filing with the Commission, the amendment or supplement shall be delivered to Parent and Sub and their counsel. The Proxy Statement, as of the date it is mailed to the Company's stockholders and as of the date of the Stockholders' Meeting, will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading; provided, that no representation is made by the Company with respect to the statements made in the Proxy Statement based on the information supplied by Parent or Sub relating to Parent or Sub specifically for inclusion therein. The Schedule 13E-3, at the time it or any amendment or supplement to it is filed with the Commission and at the date of the Stockholders' Meeting, will not contain any untrue statement of any material fact or omit to state a material fact required to be stated therein or necessary in order to make the statement made therein, in light of the circumstances under which they are made, not misleading; provided, that no representation is made by the Company with respect to statements made in the Schedule 13E-3 based on the information supplied by Parent or Sub relating to Parent or Sub specifically for inclusion therein.

          (p) Broker's or Finder's Fee. Except for Credit Suisse First Boston Corporation (whose fees and expenses will be paid by the Company in accordance with the Company's agreement with such firm, a complete and correct copy of which has been delivered to Parent), no agent, broker, Person or firm acting on behalf of the Company is, or will be, entitled to any fee, commission or broker's or finder's fees from any of the parties hereto, or from any Person controlling, controlled by, or under common control with any of the parties hereto, in connection with this Agreement or any of the transactions contemplated hereby.

          (q) Environmental Laws and Regulations.  Except as set forth in
     Section 2.01(q) of the Company Disclosure Letter or as disclosed in the Commission Filings, or as, individually or in the aggregate, has not had and would not reasonably be expected to have, a Material Adverse Effect:

             (i) Hazardous Materials have not been generated, used, treated or stored (1) on any Company Property or (2) by the Company or any of its Subsidiaries on or, to the knowledge of the Company, without any independent inquiry, by any other Person, on any Leased Company Property or (3) to the knowledge of the Company, on any Former Company Property, in the case of the latter, during the period of the Company's or any of its Subsidiaries' ownership, operation or occupancy of such Former Company Property, in each case, except for quantities used or stored at such Company Property in compliance with Environmental Laws and required in connection with the normal operations and maintenance of such Company Property;

             (ii) Hazardous Materials have not been Released or disposed of or arranged to be disposed of (1) on, at or from any Company Property or
        (2) by the Company or any of its Subsidiaries on, at or from, or, to the knowledge of the Company, without any independent inquiry, by any other Person, on, at or from any Leased Company Property or (3) to the knowledge of the Company, on, at or from any Former Company Property, in the case of the latter, during the period of the Company's or any of its Subsidiaries' ownership, operation or occupancy of such Former Company Property, in each case, except in compliance with Environmental Laws and as required in connection with the normal operation and maintenance of such Company Property and as would not reasonably be expected to result in liability under Environmental Law;

             (iii) The Company and its Subsidiaries are, and have been, in compliance with Environmental Laws and the requirements of permits issued under such Environmental Laws with respect to any Company Property;

             (iv) There are no pending or threatened Environmental Claims against the Company, any of its Subsidiaries or, to the knowledge of the Company, any Company Property, Leased Company Property or Former Company Property, in the case of the latter, for which the Company or any of its Subsidiaries is reasonably likely to be liable;

             (v) There are no underground storage tanks located on any Company Property or to the knowledge of the Company, any Leased Company Property; and

             (vi) None of the Company or any of its Subsidiaries have assumed any liability or obligation under Environmental Laws.

          As used in this Section 2.01(q), the following terms shall have the meanings set forth below:

             (i) "COMPANY PROPERTY" means any real property, assets, facilities and improvements currently owned and operated by the Company or any of its Subsidiaries.

             (ii) "LEASED COMPANY PROPERTY" means any real property and improvements currently leased, operated or occupied by the Company or any of its Subsidiaries.

             (iii) "FORMER COMPANY PROPERTY" means any real property and improvements formerly owned, leased, operated or occupied by the Company or any of its Subsidiaries.

             (iv) "HAZARDOUS MATERIALS" means (a) any petroleum or petroleum products, radioactive materials, asbestos in any form that is friable, urea formaldehyde foam insulation, polychlorinated biphenyls, and radon gas; and (b) any chemicals, materials or substances defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous substances," "restricted hazardous wastes," "toxic substances," "toxic pollutants," or words of similar import, under any applicable Environmental Law.

             (v) "ENVIRONMENTAL LAW" means any federal, state or local statute, law, rule, regulation, ordinance, code, policy or rule of common law in effect and in each case as amended as of the Closing Date, and any judicial or administrative interpretation thereof as of the Closing Date, including any judicial or administrative order, consent decree or judgment, relating to the environment, health, safety or Hazardous Materials, including the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. Section 9601 et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Section 6901 et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. Section 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq.; the Clean Air Act, 42 U.S.C.
        Section 7401 et seq.; the Occupational Safety and Health Act, 29 U.S.C.
        Section 651 et seq.; the Safe Drinking Water Act, 42 U.S.C. Section 300f et seq.; the Oil Pollution Act of 1990, 33 U.S.C. Section 2701 et seq.; and their state and local counterparts and equivalents.

             (vi) "Environmental Claims" means administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of non-compliance or violation, investigations or proceedings relating in any way to any Environmental Law or any permit issued under any such Law (hereafter "CLAIMS"), including, without limitation (a) Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and (b) Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment.

             (vii) "RELEASE" means disposing, discharging, injecting, spilling, leaking, leaching, dumping, emitting, escaping, emptying, seeping, placing and the like, into or upon any land or water or air, or otherwise entering into the environment.

          (r) State Takeover Statutes; Charter Provisions. The Board of Directors of the Company has approved the Merger and this Agreement and such approval is sufficient to render inapplicable to the Merger and this Agreement and the other transactions contemplated by this Agreement, the provisions of Section 203 of the DGCL. No provision of the certificate of incorporation, by-laws or other governing instruments of the Company or any Subsidiary or any applicable anti-takeover law, directly or indirectly, would (i) limit the ability of the Company, Parent or Sub to comply with the terms of this Agreement or consummate any of the transactions contemplated hereby or (ii) restrict or impair the ability of Parent or Sub to vote or otherwise exercise the rights of a stockholder with respect to the shares of the capital stock of the Company or the Surviving Corporation or any of their Subsidiaries.

          (s) Opinion of Financial Advisor. The Company has received the opinion of Credit Suisse First Boston Corporation, to the effect that, as of the date of this Agreement, the consideration to be received in the Merger by the Company's stockholders is fair to the Company's stockholders from a financial point of view, and a complete and correct signed copy of such opinion has been, or will be, delivered to Parent.

          (t) Labor Matters. Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or its Subsidiaries. There is no labor strike, slowdown, or work stoppage or lockout pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, except for such labor strike, slowdown, work stoppage or lockout, which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except as disclosed on Section 2.01(i) of the Company Disclosure Letter, there is no unfair labor practice charge or other employment related complaint pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries which if decided adversely would reasonably be expected to have a Material Adverse Effect.

          (u) Year 2000. The Company is not reasonably expected to suffer a Material Adverse Effect caused individually or in the aggregate by the failure to be Year 2000 Compliant with respect to computer systems, computer software or technology that are internal to the Company and its Subsidiaries. The Company is not reasonably expected to suffer a Material Adverse Effect caused individually or in the aggregate by the failure to be Year 2000 Compliant of any of its products or services sold or licensed to customers of the Company and its Subsidiaries.

          For purposes of this Agreement, "YEAR 2000 COMPLIANT" means that a product or system is (i) able to receive, record, store, process, calculate, manipulate and output dates from and after January 1, 2000, time periods that include January 1, 2000 and information that is dependent on or relates to such dates or time periods, in that same manner and with the same accuracy, functionality, data integrity and performance as when dates or time periods prior to January 1, 2000 are involved and (ii) able to store and output date information in a manner that is unambiguous as to century.

     2.02 Representations and Warranties of Parent and Sub. Each of Parent and Sub represents and warrants to the Company as follows:

          (a) Due Organization; Good Standing and Corporate Power. Parent is a corporation duly organized and validly existing and in good standing under the laws of its jurisdiction of incorporation. Sub is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. Each of Parent and Sub has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted except where the failure to have such power and authority, individually or in the aggregate, would not prevent or materially delay the consummation of the transactions contemplated by this Agreement.

          (b) Authorization and Validity of Agreement. Each of Parent and Sub has the corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Parent and Sub, and the consummation by each of them of the transactions contemplated hereby, have been duly authorized by the Boards of Directors of each of Parent and Sub. No other corporate action on the part of either of Parent or Sub is necessary to authorize the execution, delivery and performance of this Agreement by each of Parent and Sub and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Parent and Sub and is a valid and binding obligation of each of Parent and Sub, enforceable against each of Parent and Sub in accordance with its terms, except that such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally, and general equitable principles.

          (c) Consents and Approvals; No Violations. Assuming (i) the filings required under the HSR Act are made and any applicable waiting period thereunder has been terminated or has expired, (ii) the requirements of the Exchange Act relating to the Proxy Statement and the Schedule 13E-3 are met, and (iii) the filing of the Certificate of Merger and other appropriate merger documents, if any, as required by the DGCL, the execution and delivery of this Agreement by Parent and Sub and the consummation by Parent and Sub of the transactions contemplated hereby will not: (1) violate any provision of the Certificate of Incorporation or By-Laws or comparable governing documents, in each case, as amended of either Parent or Sub; (2) violate any statute, ordinance, rule, regulation, order or decree of any court or of any governmental or regulatory body, agency or authority applicable to Parent or Sub or by which either of their respective properties or assets may be bound; (3) require any filing with, or permit, consent or approval of, or the giving of any notice to any governmental or regulatory body, agency or authority; or (4) result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, or result in the creation of any Encumbrance upon any of the properties or assets of the Parent, Sub or any of their Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, franchise, permit, agreement, lease, franchise agreement or other instrument or obligation to which Parent or Sub or any of their subsidiaries is a party, or by which they or their respective properties or assets may be bound except, in the cases of clauses

     (2), (3) and (4) above, for any such filing, permit, consent, approval, the failure to obtain or make which, and except for any breach, violation or Encumbrance which, would not prevent or materially delay consummation of the transactions contemplated by this Agreement.

          (d) Broker's or Finder's Fee. Except for the fees and expenses of American Securities Capital Partners, L.P. or its affiliate which will be paid by Parent or Sub, no agent, broker, Person or firm acting on behalf of Parent or Sub is, or will be, entitled to any fee, commission or broker's or finder's fees from any of the parties hereto, or from any Person controlling, controlled by, or under common control with any of the parties hereto, in connection with this Agreement or any of the transactions contemplated hereby.

          (e) Financing. Parent has obtained commitment letters (the "COMMITMENT LETTERS") from Credit Suisse First Boston Corporation addressed to Parent and Sub which, upon the terms and subject to the conditions thereof, provide for (i) a $150 million bridge term loan facility and
     (ii) a $185 million senior secured and revolving credit facility. True, complete and correct copies of the Commitment Letters have been furnished to the Company. The Commitment Letters have been executed by Parent and Sub and are in full force and effect.

          (f) Proxy Statement; Schedule 13E-3. The written information supplied or to be supplied by Parent and Sub for inclusion in the Proxy Statement and the Schedule 13E-3 will not, with respect to the Schedule 13E-3, at the time it or any amendment or supplement to it is filed with the Commission, with respect to the Proxy Statement, at the date it is mailed to the Company's stockholders, and with respect to both documents, at the date of the Stockholders' Meeting, contain any untrue statement of a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading.

                                  ARTICLE III
                      TRANSACTIONS PRIOR TO EFFECTIVE DATE

     3.01 Access to Information Concerning Properties and Records. During the period commencing on the date hereof and ending on the Effective Date, the Company shall, and shall cause each of its Subsidiaries to, upon reasonable notice, afford Parent and Sub, and their respective counsel, accountants, consultants and other authorized representatives, reasonable access during normal business hours to the employees, properties, books and records of the Company and its Subsidiaries in order that they may have the opportunity to make such investigations as they shall desire of the affairs of the Company and its Subsidiaries. The Company shall furnish promptly to Parent and Sub (a) a copy of each report, schedule, registration statement and other document filed by it or its Subsidiaries during such period pursuant to the requirements of Federal or state securities laws and (b) all other information concerning its or its Subsidiaries' business, properties and personnel as Parent and Sub may reasonably request. The Company agrees to cause its officers and employees to furnish such additional financial and operating data and other information and respond to such inquiries as Parent and Sub shall from time to time reasonably request. Parent shall have the right, at its sole cost and expense, to conduct a Phase I environmental assessment in accordance with ASTM standards of the properties listed on Schedule 3.01 and review of compliance with applicable Environmental Laws for such properties (the "Phase I Assessment"); provided, that the Phase I Assessment shall be conducted only during regular business hours and in a manner that will not interfere in any significant respect with the ordinary course operation of the Company and its Subsidiaries, shall be completed no later than July 15, 1999 and shall be conducted by an environmental consulting firm mutually acceptable to Parent and the Company.

     3.02 Confidentiality. Information obtained by Parent and Sub and their respective counsel, accountants, consultants and other authorized representatives pursuant to Section 3.01 hereof shall be subject to the provisions of the Confidentiality Agreement between Credit Suisse First Boston Corporation, as agent for the Company, and Parent dated February 24, 1999 (the "CONFIDENTIALITY AGREEMENT").

     3.03 Conduct of the Business of the Company Pending the Closing Date. The Company agrees that, except as permitted or required by this Agreement and except as set forth in Section 3.03 of the Company Disclosure Letter or otherwise consented to or approved by Parent in writing (which consent or approval, with respect to clauses (b)(iv)(A) and (C), (b)(vii) and (b) (xiv) (A) and (B), shall not be unreasonably withheld, conditioned or delayed), during the period commencing on the date hereof and ending at the Closing Date:

          (a) the Company and each of its Subsidiaries will conduct their respective business and operations only according to their ordinary course of business consistent with past practice and will use their reasonable best efforts to preserve intact their respective business organization, keep available the services of their officers and employees and maintain satisfactory relationships with licensors, suppliers, distributors, clients, landlords, joint venture partners, employees and others having business relationships with them;

          (b) neither the Company nor any of its Subsidiaries shall: (i) make any change in or amendment to its Certificate of Incorporation or By-Laws (or comparable governing documents); (ii) grant, issue or sell any shares of its capital stock (other than in connection with the exercise of Options outstanding on the date hereof) or any Voting Debt or any options, warrants, rights or other securities convertible into or exercisable for its capital stock or Voting Debt or any phantom stock or stock appreciation rights (other than issuance of phantom stock (on the basis of 400 shares per person) to non-employee members of the Board of Directors in accordance with the CPI Corp. Deferred Compensation and Retirement Plan for Non-Management Directors); (iii) sell or pledge or agree to sell or pledge any stock owned by it in any of its Subsidiaries; (iv) (A) make, or enter into any contract or commitment with respect to, capital expenditures in excess of $1,000,000, individually or $5,000,000, in the aggregate (other than as disclosed in Schedule 2.01(n) of the Company Disclosure Letter;
     (B) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership, joint venture interest or other business or division thereof; or (C) cancel, amend or modify, any Material Contract or enter into any contract that, if in effect on the date hereof, would be a Material Contract other than any immaterial cancellation, modification or amendment in the ordinary course of business; (v) except in the ordinary course of business acquire a material amount of assets or securities;
     (vi) except to the extent required under existing employee and director benefit plans, agreements or arrangements as in effect on the date of this Agreement, (a) except for increases in the ordinary course of business for employees who are not officers, increase the compensation or fringe benefits of any of its directors, officers or employees, (b) or grant any severance or termination pay or increase therein not currently required to be paid under existing severance plans, (c) enter into any employment, consulting or severance agreement or arrangement with any present or former director, officer or other employee of the Company or any of its Subsidiaries, or (d) establish, adopt, enter into or amend or terminate any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any directors, officers or employees or take any action to accelerate any rights or benefits, or make any material determinations not in the ordinary course of business consistent with past practice, under any of the foregoing; (vii) sell, lease, license or otherwise dispose of any properties or assets, except sales of inventory and excess or obsolete assets and the licensing of the Company's proprietary software in the ordinary course of business, and except for immaterial asset sales or dispositions, or allow any properties or assets to become subject to any Encumbrance other than Permitted Encumbrances; (viii) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person (except as between any of the Company and its Subsidiaries in the ordinary course of business), issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any Subsidiary, enter into any "keep well" or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing; (ix) make any loans, advances or capital contributions to, or investments in, any other Person, other than to or in the St. Louis Equity Fund in accordance with the Company's 1999 budget, and other than to or in the Company or any direct or indirect wholly owned Subsidiary of the Company and other than loans to employees, not exceeding $1,000 individually, in the ordinary course of business consistent with past practice; (x) make or change any material Tax election, settle or compromise any material Tax liability, or take any other action relating to Taxes of the Company or its Subsidiaries, except for any action relating to Taxes of the Company or its Subsidiaries that is not inconsistent with past business practices and that is in the ordinary course of business;
     (xi) except as required by applicable law or generally accepted accounting principles, make any material change in its method of accounting;
     (xii) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries not constituting an inactive Subsidiary (other than the Merger); (xiii) (A) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than regular quarterly cash dividends using customary record and payment dates not in excess of $0.14 per share and dividends and distributions by a direct or indirect wholly owned Subsidiary of the Company to its parent, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (C) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any Subsidiary or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;
     (xiv) (A) pay, discharge or satisfy any claims, liabilities or obligations, other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or notes thereto) of the Company included in the Commission Filings or incurred in the ordinary course of business consistent with past practice, (B) cancel any material indebtedness (individually or in the aggregate) owed to the Company or any Subsidiary or waive any material claims or rights or (C) knowingly waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which the Company or any Subsidiary of the Company is a party; or (xv) agree, in writing or otherwise, to take any of the foregoing actions;

          (c) as soon as practicable after the date hereof, the Company and its Subsidiaries shall invest all but $50,000 of its cash on hand in Permitted Investments and, as soon as practicable after receipt thereof, shall invest any cash received after the date hereof in Permitted Investments; provided that (i) the Company may liquidate any Permitted Investments to meet the working capital requirements of the Company and (ii) the Company shall not be required to liquidate any shares of so called "par value preferred stock" or "money market preferred stock" rated at least "A-" by Standard & Poor's Ratings Group or "Aa3" by Moody's Investors Services, Inc. held by the Company on the date of this Agreement until the Company's rights with respect to such shares expire which, in any event, shall not be greater than fifty days from the date hereof;

          (d) except as otherwise permitted by this Agreement, the Company shall not, and shall not permit any of its Subsidiaries to, take any action, engage in any transaction or enter into any agreement which would cause any of the representations or warranties of the Company set forth herein to be untrue as of the Closing Date or any of the conditions set forth in Article IV not to be satisfied.

     3.04 Proxy Statement; Schedule 13E-3. As promptly as practicable, the Company will prepare and file a preliminary Proxy Statement and the Schedule 13E-3 with the Commission and will use its reasonable best efforts to respond to the comments of the Commission in connection therewith and to furnish all information required to prepare the definitive Proxy Statement (including, without limitation, financial statements and supporting schedules and certificates and reports of independent public accountants). Parent, Sub and the Company will cooperate with each other in connection with the preparation, filing and clearance by the Commission of the Proxy Statement and the Schedule 13E-3. Without limiting the generality of the foregoing, each of Parent and Sub will furnish to the Company the information relating to it required by the Exchange Act to be set forth in the Proxy Statement and the Schedule 13E-3. The Company shall notify Parent promptly of the receipt of any comments from the Commission or its staff and of any request by the Commission or its staff for amendments or supplements to the Proxy Statement or the Schedule 13E-3 or for additional information and shall supply Parent with copies of all correspondence between the Company or any of its representatives, on the one hand, and the Commission or its staff, on the other hand, with respect to the Proxy Statement or the Schedule 13E-3. The Company will cause the definitive Proxy Statement to be mailed to the stockholders of the Company and, if necessary, after the definitive Proxy Statement shall have been so mailed, promptly circulate amended, supplemental or supplemented proxy material and, if required in connection therewith, resolicit proxies. The Company will not mail any Proxy Statement or amendment or supplement thereto or use any proxy material in connection with the Stockholders' Meeting (as defined below) without Parent's prior approval.

     3.05 Stockholder Approval. (a) As soon as practicable, the Company, acting through its Board of Directors, shall, in accordance with applicable law, duly call, convene and hold a special meeting of the holders of Common Stock for the purpose of voting upon this Agreement and the Merger (the "STOCKHOLDERS' MEETING") and the Company agrees that this Agreement and the Merger shall be submitted at such special meeting. The Company shall use its reasonable best efforts to solicit from its stockholders proxies, and, subject always, to the fiduciary obligations of the Company's directors under applicable law shall take all other action necessary and advisable, to secure the vote of stockholders required by applicable law to obtain the approval for this Agreement and the Merger. Subject to Section 3.07(b) of this Agreement, the Company agrees that it will include in the Proxy Statement the recommendation of its Board of Directors that holders of Common Stock approve and adopt this Agreement and approve the Merger. Without limiting the generality of the foregoing, the Company agrees that its obligations pursuant to the first sentence of this Section 3.05(a) shall not be affected by (i) the commencement, public proposal, public disclosure or communication to the Company of any Acquisition Proposal or (ii) the withdrawal or modification by the Board of Directors of the Company of its approval or recommendation of this Agreement or the Merger. Parent will cause all shares of Common Stock owned by Parent and its Subsidiaries to be voted in favor of the Merger.

     3.06 Reasonable Best Efforts. Subject to the terms and conditions provided herein, each of the Company, Parent and Sub shall, and the Company shall cause each of its Subsidiaries to, cooperate and use their respective reasonable best efforts to take, or cause to be taken, all appropriate action, and to make, or cause to be made, all filings necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, their respective reasonable best efforts to obtain, prior to the Closing Date, all licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and parties to contracts with the Company and its Subsidiaries (including contacting lessors as promptly as possible to obtain consents under leases of real property) as are necessary for consummation of the transactions contemplated by this Agreement and to fulfill the conditions to the Merger, including the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of any of the transactions contemplated hereby and the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement and to fully carry out the purposes of this Agreement. In connection with and without limiting the foregoing, the Company shall provide reasonable and customary cooperation to Parent and Sub in arranging the financing contemplated by the Commitment Letters (including participating in the preparation and conduct of any "ROAD SHOW" presentation and consenting to amendments to option and restricted stock agreements and plans required to permit equity investments by employees as contemplated by the Subscription Agreements).

     3.07 No Solicitation of Other Offers. (a) The Company and its affiliates and each of their respective officers, directors, employees, representatives, consultants, investment bankers, attorneys, accountants and other agents shall immediately cease any existing discussions or negotiations with any other parties that may be ongoing with respect to any Acquisition Proposal (as defined below). Neither the Company nor any of its affiliates shall, take (and the Company shall not authorize or permit any of its officers, directors, employees, representatives, consultants, investment bankers, attorneys, accountants or other agents, to so take) any action (i) to directly or indirectly solicit, initiate or knowingly encourage the making of any Acquisition Proposal, (ii) to initiate or participate in any discussions or negotiations with, or, furnish or disclose any information to, any Person (other than Parent or Sub) in furtherance of, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal or (iii) to enter into any agreement with respect to any Acquisition Proposal; provided, that, to the extent that the failure to take such action would breach the fiduciary obligations of the Board of Directors of the Company, as determined in good faith by a majority of the disinterested members thereof based on the advice of outside counsel, the Company may, in response to an Acquisition Proposal that was not solicited by the Company and that did not otherwise result from a breach of this
Section 3.07(a), no sooner than two days following delivery to Parent of notice of such Acquisition Proposal in compliance with Section 3.07(c), furnish information with respect to the Company and its Subsidiaries to any Person pursuant to a customary confidentiality agreement and participate in discussions or negotiations with respect to any Acquisition Proposal. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in the preceding two sentences by any executive officer of the Company or any Subsidiary, any affiliate or director of the Company or any Subsidiary of the Company, or any advisor retained by the Company in connection with the transactions contemplated hereby, whether or not such Person is purporting to act on behalf of the Company or any Subsidiary of the Company, shall be deemed to be a breach of this Section 3.07(a) by the Company. Nothing in this
Section 3.07 shall prevent the Company or Board of Directors from taking and disclosing to the Company's stockholders a position contemplated by Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act with respect to any tender offer. Any actions permitted under, and taken in compliance with, this
Section 3.07 shall not be deemed a breach of any other covenant or agreement of such party contained in this Agreement.

     (b) Neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or Sub, the approval or recommendation by the Board of Directors or any such committee of this Agreement or the Merger, (ii) approve any letter of intent, agreement in principle, acquisition agreement or similar agreement relating to any Acquisition Proposal or (iii) approve or recommend any Acquisition Proposal. Notwithstanding the foregoing, if the Company receives a Superior Proposal (as defined below) and a majority of the disinterested directors of the Company determine in good faith, based on the advice of outside counsel, that failure to take such action would breach their fiduciary obligations, the Board of Directors of the Company may, no sooner than three days following delivery to Parent of notice of such Superior Proposal in compliance with Section 3.07(c), withdraw or modify its approval or recommendation of the Merger and this Agreement and may approve or recommend and, following termination of this Agreement in accordance with
Section 5.01(h), enter into an agreement with respect to such Acquisition Proposal.

     "ACQUISITION PROPOSAL" shall mean any inquiry, proposal or offer from any Person or group relating to any direct or indirect acquisition or purchase of a substantial amount of assets of the Company or any of its Subsidiaries or of all or any portion of any class of equity securities of the Company or any of its Subsidiaries, any tender offer or exchange offer that if consummated would result in any Person beneficially owning all or any portion of any class of equity securities of the Company or any of its Subsidiaries, any merger, consolidation, business combination, recapitalization, liquidation, dissolution or any transaction having similar economic effect involving the Company or any of its Subsidiaries, other than the transactions contemplated by this Agreement. "SUPERIOR PROPOSAL" shall mean a bona fide proposal made by a third party to acquire all or substantially all of the Company pursuant to a tender offer, exchange offer, a merger or other business combination or a sale of all or substantially all of the assets of the Company and its Subsidiaries on terms which a majority of the disinterested members of the Board of Directors of the Company determines in their good faith reasonable judgment to be superior from a financial point of view to the holders of Common Stock to the Merger and any alternative transaction proposed by Parent (based on the written opinion as to the financial terms thereof, with only customary qualifications, of the Company's independent financial advisor), taking into account all the terms and conditions of such Acquisition Proposal and this Agreement or any alternative transaction proposed by Parent.

     (c) The Company promptly shall advise Parent orally and in writing of any Acquisition Proposal or any inquiry that could reasonably be expected to lead to any Acquisition Proposal and the identity of the Person making any such Acquisition Proposal or inquiry including any change to the material terms of any such Acquisition Proposal or inquiry. The Company shall (i) keep Parent fully informed of the status including any change to the terms of any such Acquisition Proposal or inquiry and (ii) provide to Parent as soon as practicable after receipt or delivery thereof with copies of all correspondence and other written material sent or provided to the Company from any third party in connection with any Acquisition Proposal or sent or provided by the Company to any third party in connection with any Acquisition Proposal.

     3.08 Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent and Sub shall give prompt notice to the Company, of the occurrence, or failure to occur, of any event, which occurrence or failure to occur would likely cause any representation or warranty made by it contained in the Agreement to be untrue in any material respect at any time from the date of this Agreement to the Closing Date. Each of the Company and Parent shall give prompt notice to the other party of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement.

     3.09 HSR Act. The Company and Parent shall, as soon as practicable and in any event within ten business days from the date of this Agreement, file Notification and Report Forms under the HSR Act with the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "ANTITRUST DIVISION") and shall use their reasonable best efforts to respond as promptly as practicable to all inquiries received from the FTC or the Antitrust Division for additional information or documentation.

     3.10 Employee Benefits. (a) Until the first anniversary of the Effective Time, Parent and its affiliates shall ensure that, except as otherwise agreed with any officer or employee of the Company with regard to his or her compensation and benefits, all employees and officers of the Company and its Subsidiaries receive (i) the salary or wage level and annual bonus opportunity, to the extent applicable, at least comparable in the aggregate to that in effect immediately prior to the date hereof (including a cash bonus opportunity commensurate with the stock bonus opportunity provided under the Company's 1981 Stock Bonus Plan, as amended, in consideration for services rendered through the first anniversary of the Effective Time), and (ii) benefits (excluding equity-based incentives) and other terms and conditions of employment that are equivalent in the aggregate to the benefits and terms and conditions received by such individuals immediately prior to the date hereof; provided, however, that any employer match payable under the Company's Employees Profit Sharing Plan shall be paid in cash in lieu of the Company's Common Stock. Notwithstanding the foregoing, following the Effective Time, the Parent may terminate the employment of any employee (subject to the payment of severance benefits payable to the employee in connection with such termination under any plan, practice or policy of the Company or any of its Subsidiaries and full payment and satisfaction of the employee's rights under any employment agreement).

     (b) From and after the Effective Time, Parent and its affiliates shall, as applicable, except as otherwise agreed with any officer or employee of the Company with regard to his or her compensation and benefits, honor, pay, perform and satisfy any and all liabilities, obligations and responsibilities to, or in respect of, each employee and officer of the Company and its Subsidiaries, and each former employee and officer of the Company and its Subsidiaries, arising under the terms of, or in connection with, any employee benefit, fringe benefit, deferred compensation or incentive compensation plan or arrangement maintained or contributed to by the Company or any of its Subsidiaries or any employment, consulting, retention, severance or similar agreement to which the Company or any such Subsidiary is a party, in each case, in accordance with the terms thereof in effect immediately prior to the date hereof; provided that, except as provided in Section 3.10(a), nothing herein shall obligate Parent to maintain any particular plan or arrangement after the Effective Time. Without limiting the generality of the foregoing, until the first anniversary of the Effective Time, except as otherwise agreed with any officer or employee of the Company with regard to his or her compensation and benefits, Parent and its affiliates shall keep in effect all severance plans, practices and policies that are applicable to employees and officers of the Company and its Subsidiaries immediately prior to the date hereof.

     (c) Following the Effective Time, (i) Parent shall ensure that no employee welfare benefit plan of the Surviving Corporation or in which employees of the Company or its Subsidiaries may otherwise participate shall have any waiting periods, exclusions, or preexisting condition limitations applicable to employees of the Company or its Subsidiaries at the Effective Time to the extent such employees are not subject to such limitations under the welfare benefits plans in which such employees currently participate, and (ii) Parent shall honor or cause to be honored all premiums, co-payments and deductibles paid by the employees and officers of the Company and its Subsidiaries under all Employee Benefit Plans up to (and including) the Effective Time.

     (d) Following the Effective Time, each employee benefit plan sponsored by Parent or its affiliates at any time prior to the first anniversary of the Effective Time, in which employees and officers of the Company or the Surviving Corporation or their Subsidiaries are eligible to participate shall credit, for all purposes, all service of employees and officers of the Company and its Subsidiaries with the Company and its Subsidiaries and their respective predecessors to the extent such service was credited for similar purposes under similar plans of the Company and its Subsidiaries prior to the Effective Time.

     3.11 Directors' and Officers' Insurance; Indemnification. (a) The Certificate of Incorporation and the By-Laws of the Surviving Corporation shall contain the provisions with respect to indemnification and exculpation from liability for directors and officers of the Company set forth in the Company's Certificate of Incorporation and By-Laws on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who on or prior to the Effective Time were directors or officers, of the Company, unless such modification is required by law.

     (b) For six years from the Effective Time, the Surviving Corporation shall either (x) maintain in effect the Company's current directors' and officers' liability insurance covering those persons who are currently covered on the date of this Agreement by the Company's directors' and officers' liability insurance policy (a copy of which has been heretofore delivered to Parent) (the "INDEMNIFIED PARTIES"); provided that the Surviving Corporation may substitute for such Company policies, policies with at least the same coverage containing terms and conditions which are no less advantageous and provided that said substitution does not result in any gaps or lapses in coverage with respect to matters occurring prior to the Effective Time, or (y) cause the Parent's directors' and officers' liability insurance then in effect to cover those persons who are covered on the date of this Agreement by the Company's directors' and officers' liability insurance policy with respect to those matters covered by the Company's directors' and officers' liability policy (any such insurance under (x) or (y), the "D&O Insurance"); provided, that the coverage provided by Parent's insurance shall be no less favorable to the Indemnified Parties and shall provide no fewer rights than the D&O Insurance currently in place, provided further, that, in the case of clause (x) or
(y) the annual premium for such D&O Insurance coverage would not be in excess of 200% of the last annual premium paid by the Company for its D&O Insurance prior to the date of this Agreement (such 200% amount, the "MAXIMUM PREMIUM"). If the existing D&O Insurance expires, is terminated or canceled during such six-year period or if Parent is unable to maintain the Company's existing D&O Insurance for the Maximum Premium, Parent shall use reasonable best efforts to cause to be obtained as much D&O Insurance as can be obtained for the remainder of such period for an annualized premium not in excess of the Maximum Premium.

     3.12 Indebtedness of the Company. Prior to the Closing Date the Company shall enter into arrangements for the prepayment prior to, at or immediately following the Closing Date of, the entire principal amount of and all other amounts owing under the Company's 7.46% Senior Notes due 2007 (the "Existing Notes"), so that as of such time the Existing Notes shall be retired and of no further force or effect and the consummation of the transactions contemplated hereby will not result in a breach of the terms thereof or otherwise result in liability; provided, that, in connection therewith, the Company shall not make any payment in connection with such prepayment, other than a payment required pursuant to the terms of the Existing Notes as currently in effect.

     3.13 Guaranty of Performance. Parent hereby guarantees the performance by Sub of its obligations under this Agreement and the obligations of the Surviving Corporation under Sections 3.10 and 3.11 hereof.

     3.14 Financing. (a) Subject to the satisfaction of the condition set forth in Sections 4.01 and 4.02, Parent shall provide Sub with the equity financing contemplated by the Commitment Letters.

     (b) Parent and Sub shall, and shall cause their respective officers, directors, employees, affiliates, financial advisors and other representatives to, use their reasonable best efforts to arrange as promptly as practicable and (subject only to the simultaneous consummation of the transactions contemplated hereby) to complete the financing contemplated by (i) the Credit Facility (as defined in the Commitment Letters) on the terms set forth in the Commitment Letters and, to the extent not set forth in the Commitment Letters, on such terms as are reasonably satisfactory to Parent and (ii) the issuance and sale of $150 million principal amount of senior subordinated notes on the terms set forth in the Commitment Letters and, to the extent not set forth in the Commitment Letters, on such terms as are reasonably satisfactory to Parent; provided, that if the issuance and sale of such senior subordinated notes is not completed by the later of (A) the date of the Stockholders' Meeting and
(B) 90 days after the date hereof, then thereafter Parent and Sub shall be obligated to use their reasonable best efforts to consummate as promptly as practicable prior to the Outside Date, the financing pursuant to the Bridge Loan Facility (as defined in the Commitment Letters) on the terms set forth in the Commitment Letters and, to the extent not set forth in the Commitment Letters, on terms reasonably satisfactory to Parent.

     (c) Except to the extent the Company shall otherwise consent in writing, Parent and Sub will not modify or amend in any material respect the terms of, or cancel or waive any material right under, the Commitment Letters.

                                   ARTICLE IV
                         CONDITIONS PRECEDENT TO MERGER

     4.01 Conditions Precedent to Obligations of Parent, Sub and the
Company. The respective obligations of Parent and Sub, on the one hand, and the Company, on the other hand, to effect the Merger are subject to the satisfaction or waiver (subject to applicable law) at or prior to the Closing Date of each of the following conditions:

          (a) Approval of Company's Stockholders. This Agreement and the Merger shall have been approved and adopted by holders of a majority of the outstanding shares of the Common Stock of the Company entitled to vote in accordance with applicable law and the Company's Certificate of Incorporation and By-Laws;

          (b) HSR Act. Any applicable waiting period (and any extension thereof) under the HSR Act applicable to the Merger shall have expired or been terminated;

          (c) Injunction. No preliminary or permanent injunction or other order shall have been issued by any court or by any governmental or regulatory agency, body or authority which prohibits the consummation of the Merger and the transactions contemplated by this Agreement and which is in effect; provided, however, that, in the case of a decree, injunction or other order, each of the parties shall have used reasonable best efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any decree, injunction or other order that may be entered; and

          (d) Statutes. No statute, rule, regulation, executive order, decree or order of any kind shall have been enacted, entered, promulgated or enforced by any court or governmental authority which prohibits the consummation of the Merger.

     4.02 Conditions to Obligations of Parent and Sub. The obligations of Parent and Sub to effect the Merger are further subject to the satisfaction or waiver at or prior to the Closing Date of the following conditions:

          (a) Representations and Warranties. The representations and warranties of the Company in this Agreement that are qualified as to materiality shall be true and correct and those not so qualified shall be true and correct in all material respects as of the Closing Date as though made at the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties that are qualified as to materiality shall be true and correct and those not so qualified shall be true and correct in all material respects, on and as of such earlier date).

          (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

          (c) Financing. Sub shall have obtained the financing described in the Commitment Letters on the terms set forth in the Commitment Letters, including at least $10 million in the aggregate of equity investment by those individuals who are parties to the Subscription Agreements.

          (d) Company Indebtedness. The Company shall have entered into arrangements for the prepayment at or immediately following the Closing Date of, the entire principal amount of and all other amounts owning under the Existing Notes; provided, that, in connection therewith, the Company shall not make any payment in connection with such prepayment, other than a payment required pursuant to the terms of the Existing Notes.

          (e) Sears License Agreements. The Company's license agreements with Sears, Roebuck and Co. and/or its affiliates ("SEARS") each dated
     January 1, 1999, and as amended as of June 11, 1999 (except, dated April 6, 1977 with respect to Canada) (the "SEARS AGREEMENTS") shall remain in full force and effect as of the Closing Date and Sears shall not have exercised any right to terminate any such Sears Agreement with respect to any Licensed Business Location (as such term is used in the Sears Agreements) for any reason other than the closing of a Designated Sears Store (as such term is defined in the Sears Agreements) and Sears shall have consented in writing to the change of control contemplated by the Merger.

          (f) Material Consents. The Company shall have received, and provided copies to Parent of, the written consents of all governmental agencies and authorities and third parties necessary to consummate the transactions contemplated hereby (including those necessary to avoid a breach, default or right of termination under any agreement to which the Company or its Subsidiaries is a party) other than such consents the absence of which either individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect.

          (g) Environmental Assessment. Parent's environmental consultants shall have completed their Phase I Assessment and shall have delivered to Parent a report on such Phase I Assessment which shall not disclose potential environmental circumstances or conditions the remediation of which (to the extent required), and penalties resulting therefrom, which individually or in the aggregate, would reasonably be expected to exceed $3,000,000.

     4.03 Condition to Obligation of the Company. The obligation of the Company to effect the Merger is further subject to the following conditions:

          (a) Representations and Warranties. The representations and warranties of Parent and Sub in this Agreement that are qualified as to materiality shall be true and correct and those not so qualified shall be true and correct in all material respects as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties that are qualified as to materiality shall be true and correct and those not so qualified shall be true and correct in all material respects, on and as of such earlier date).

          (b) Performance of Obligations. Parent and Sub shall have performed in all material respects all obligations to be performed by them under this Agreement at or prior to the Closing Date.

                                   ARTICLE V
                          TERMINATION AND ABANDONMENT

     5.01 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned, at any time prior to the Closing Date, whether before or after approval of the Merger by the Company's stockholders:

          (a) by mutual consent of the Company, on the one hand, and of Parent and Sub, on the other hand;

          (b) by either Parent, on the one hand, or the Company, on the other hand, if any governmental or regulatory agency shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such order, decree or ruling or other action shall have become final and nonappealable;

          (c) by Parent, on the one hand, or the Company, on the other hand, if the Closing shall not have occurred on or prior to October 29, 1999 (the "OUTSIDE DATE"), unless the Closing shall not have occurred because of a breach of any representation, warranty, obligation, covenant, agreement or condition set forth in this Agreement on the part of the party seeking to terminate this Agreement; provided, that the passage of such period shall be tolled for any part thereof during which any party shall be subject to a nonfinal order, decree, ruling or action restraining, enjoining or otherwise prohibiting the consummation of the Merger;

          (d) by the Parent, in the event of a breach by the Company of any representation, warranty, covenant or agreement contained in this Agreement which (A) would give rise to the failure of a condition set forth in
     Section 4.02(a) or (b) and (B) cannot or has not been cured prior to 15 days after the giving of written notice of such breach to the Company;

          (e) by the Company, in the event of a breach by the Parent or Sub of any representation, warranty, covenant or agreement contained in this Agreement which (A) would give rise to the failure of a condition set forth in Section 4.03(a) or (b) and (B) cannot or has not been cured prior to 15 days after the giving of written notice of such breach to the Parent and Sub;

          (f) by Parent or the Company if the requisite approval by the stockholders of the Company of the Merger and this Agreement ("STOCKHOLDER APPROVAL") shall not have been obtained after a vote on the matter at a duly held meeting of stockholders or at any adjournment thereof;

          (g) by Parent, if (x) the Company or its Board of Directors shall have
     (i) withdrawn, modified or amended in any respect adverse to Parent its approval or recommendation of the Merger or this Agreement or any of the transactions contemplated hereby, (ii) approved, recommended or entered into an agreement with respect to, or consummated the transactions contemplated by any Acquisition Proposal received from a Person other than Parent or any of its affiliates or (iii) resolved to do any of the foregoing or (y) any Person or group (as defined in Section 13(d) of the Exchange Act) other than Parent, Sub or any of their affiliates, shall have become the beneficial owner of more than 50% of the outstanding Common Stock of the Company; or

          (h) by the Company, no sooner than three days following delivery to Parent of notice of a Superior Proposal in compliance with
     Section 3.07(c), if, (i) pursuant to and in compliance with
     Section 3.07(b) hereof, the Board of Directors of the Company withdraws, modifies or amends in a manner adverse to Parent its recommendation of the Merger or this Agreement or (ii) the Company or its Board of Directors approves a Superior Proposal; provided, however, that (w) the Company shall have complied with Section 3.07, (x) the Board of Directors of the Company shall have concluded in good faith, after giving effect to all concessions which have been offered by Parent, that such proposal is a Superior Proposal (determined in accordance with Section 3.07(b)), (y) the Board of Directors shall have concluded in good faith, based upon the advice of its outside legal counsel, that notwithstanding all concessions which have been offered by Parent in negotiations conducted pursuant to clause (z) below failure to approve such Superior Proposal would result in a breach of the Board's fiduciary duties to the stockholders of the Company and (z) prior to any such termination, the Company shall, and shall cause its legal and financial advisors to, negotiate with Parent to determine whether or not Parent can make such adjustments in the terms and conditions of this Agreement as would enable Parent to proceed with the transactions contemplated hereby on such adjusted terms; provided, that, this Agreement may not be terminated pursuant to this Section 5.01(h) unless concurrently with such termination, the Company pays to Parent the Termination Fee required by Section 6.01(b).

     5.02 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 5.01 hereof by Parent or Sub, on the one hand, or the Company, on the other hand, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall become void and have no effect, and there shall be no liability hereunder on the part of Parent, Sub or the Company, except that Sections 2.01(p), 2.02(d), 3.02, 6.01, 6.04 and this
Section 5.02 hereof shall survive any termination of this Agreement. Nothing in this Section 5.02 shall relieve any party to this Agreement of liability for willful breach of this Agreement.

                                   ARTICLE VI
                                 MISCELLANEOUS

     6.01 Fees and Expenses. (a) Except as set forth in Section 6.01(c) all costs and expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

     (b) The Company shall pay to Parent a fee of $9,000,000 (the "Termination Fee") if: (i) this Agreement is terminated pursuant to Section 5.01(g) or
Section 5.01(h); or (ii) (x) any Person or group shall have made, or proposed, communicated or disclosed in a manner which is, or otherwise becomes, public (including being known by unaffiliated stockholders of the Company) an intention to make an Acquisition Proposal and this Agreement is terminated (other than pursuant to Section 5.01(a) or (b)) and (y) within twelve months of such termination the Company enters into an agreement to consummate an Acquisition Proposal, or an Acquisition Proposal is consummated. Any fee due under
(x) Section 6.01(b)(i) shall be paid by wire transfer of same day funds on the date of termination of this Agreement or (y) Section 6.01(b)(ii) shall be paid on the date of execution of such definitive agreement or, if earlier, consummation of such transaction.

     (c) The Company shall reimburse Parent and Sub for all their documented out-of-pocket expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated hereby up to a maximum of $6,000,000 if
(i) this Agreement is terminated pursuant to Section 5.01(d), (f), (g) or (h),
(ii) this Agreement is terminated pursuant to Section 5.01(c) as a result of any fact, circumstance or occurrence arising after the date hereof which has had or would reasonably be expected to have a Material Adverse Effect or (iii) the Termination Fee becomes payable pursuant to Section 6.01(b)(ii). Such payment shall be made on the date of termination of this Agreement or, in the case of a payment pursuant to clause (iii), on such later date as the Termination Fee is payable.

     6.02 Representations and Warranties. The respective representations and warranties of the Company, on the one hand, and Parent and Sub, on the other hand, contained herein or in any certificates or other documents delivered prior to or at the Closing shall not be deemed waived or otherwise affected by any investigation made by any party. Each and every such representation and warranty shall expire with, and be terminated and extinguished by, the Closing and thereafter none of the Company, Parent or Sub shall be under any liability whatsoever with respect to any such representation or warranty. This
Section 6.02 shall have no effect upon any other obligation of the parties hereto, whether to be performed before or after the Closing Date.

     6.03 Extension; Waiver. At any time prior to the Closing Date, the parties hereto, by action taken by or on behalf of the respective Boards of Directors of the Company, Parent or Sub, may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein by any other applicable party or in any document, certificate or writing delivered pursuant hereto by any other applicable party or (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

     6.04 Public Announcements. The Company, on the one hand, and Parent and Sub, on the other hand, agree to consult promptly with each other prior to issuing any press release or otherwise making any public statement with respect to the transactions contemplated hereby, and shall not issue any such press release or make any such public statement prior to such consultation and review by the other party of a copy of such release or statement.

     6.05 Charitable Contributions. Following the Effective Time, Parent shall for the remainder of fiscal 1999 maintain the aggregate level of annual charitable contributions in the St. Louis area equal to the amount that appears in the Company's 1999 budget.

     6.06 Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered in person or mailed, certified or registered mail with postage prepaid, or sent by telex, telegram or telecopier, as follows:

          (a) if to the Company, to it at:

               CPI Corp.
               1706 Washington Avenue
               St. Louis, MO 63103
               Attention: Chief Executive Officer
               with a copy to: White & Case LLP
               1155 Avenue of the Americas
               New York, NY 10036
               Attention: William F. Wynne, Jr., Esq.

               (b) if to either Parent or Sub, to it at:

               c/o American Securities Capital Partners, L.P.
               122 East 42nd Street, Suite 2400
               New York, New York 10168
               Attention: Mark Bandeen

               with a copy to:
               Simpson Thacher & Bartlett
               425 Lexington Avenue
               New York, New York 10017-3954
               Attention: Richard Capelouto, Esq.

or to such other Person or address as any party shall specify by notice in writing to each of the other parties. All such notices, requests, demands, waivers and communications shall be deemed to have been received on the date of delivery unless if mailed, in which case on the third business day after the mailing thereof except for a notice of a change of address, which shall be effective only upon receipt thereof.

     6.07 Entire Agreement. This Agreement and the annex, schedules and other documents referred to herein or delivered pursuant hereto, collectively contain the entire understanding of the parties hereto with respect to the subject matter contained herein and supersede all prior agreements and understandings, oral and written, with respect thereto.

     6.08 Binding Effect; Benefit; Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and, with respect to the provisions of Section 3.11 hereof, shall inure to the benefit of the Persons benefiting from the provisions thereof who are intended to be third party beneficiaries thereof, and, in each such case, their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties. Except as specified in the previous sentence, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties hereto or their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

     6.09 Amendment and Modification. Subject to applicable law, this Agreement may be amended, modified and supplemented in writing by the parties hereto in any and all respects before the Closing Date (notwithstanding any stockholder approval), by action taken by the respective Boards of Directors of Parent, Sub and the Company or by the respective officers authorized by such Boards of Directors; provided, however, that after any such Stockholder Approval, no amendment shall be made which by law requires further approval by such stockholders without such further approval.

     6.10 Further Actions. Each of the parties hereto agrees that, subject to its legal obligations, it will use its best efforts to fulfill all conditions precedent specified herein, to the extent that such conditions are within its control, and to do all things reasonably necessary to consummate the transactions contemplated hereby.

     6.11 Headings. The descriptive headings of the several Articles and Sections of this Agreement are inserted for convenience only, do not constitute a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.

     6.12 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument.

     6.13 Applicable Law. This Agreement and the legal relations between the parties hereto shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflict of laws rules thereof.

     6.14 Severability. If any term, provision, covenant or restriction contained in this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions contained in this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

     6.15 Certain Definitions. (a) "BUSINESS DAY" shall mean any day, other than a Saturday, Sunday or a day on which banks located in New York, New York shall be authorized or required by law to close.

     (b) "KNOWLEDGE" Defined. When any representation or warranty contained in this Agreement or in the Company Disclosure Letter is expressly qualified by the knowledge of the Company, such knowledge shall mean the actual knowledge after due inquiry of Alyn V. Essman, Russell Isaak, Patrick J. Morris, Barry Arthur, Jane Nelson, Richard Tarpley, Fran Scheper (only with respect to
Sections 2.01(j) and (f)) and Tim Hufker (only with respect to
Sections 2.01(m) and (u)).

     (c) "PERSON" shall mean and include an individual, a partnership, a joint venture, a corporation, a trust, a limited liability company, an unincorporated organization, and a government or other department or agency thereof.

     (d) "SUBSIDIARY" with respect to the Company, shall mean and include
(x) any partnership of which the Company or any Subsidiary is a general partner or (y) any other entity in which the Company or any of its Subsidiaries owns or has the power to vote 50% or more of the equity interests in such entity having general voting power to participate in the election of the governing body of such entity.

     6.16 Transfer Taxes. All stamp, transfer, documentary, sales, use, registration and other such taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the transactions contemplated hereby (collectively, the "Transfer Taxes") shall be paid by Sub, and Sub shall, at its own expense, procure any stock transfer stamps required by, and properly file on a timely basis all necessary tax returns and other documentation with respect to, any Transfer Tax and provide to the Company evidence of payment of all Transfer Taxes.

                            [SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, each of Parent, Sub and the Company have caused this Agreement to be executed by their respective officers thereunto duly authorized, all as of the date first above written.


                                          SPS INTERNATIONAL HOLDINGS, INC.

                                          By: /s/ MARK BANDEEN
                                             -------------------------------
                                             Name: Mark Bandeen
                                             Title: Co-President



                                          SPS ACQUISITION, INC
               .
                                          By: /s/ MARK BANDEEN
                                             --------------------------------
                                             Name: Mark Bandeen
                                             Title: Co-President



                                          CPI CORP.

                                          By: ALYN V. ESSMAN
                                             --------------------------------
                                             Name: Alyn V. Essman
                                             Title: Chairman and Chief Executive
                                                    Officer

                                          By: NICHOLAS L. REDING
                                             --------------------------------
                                             Name: Nicholas L. Reding
                                             Title: Director